FOR IMMEDIATE RELEASE

MEDIA CONTACT:	INVESTOR CONTACT:
Steve Forsyth (770) 632-8322	Qorvis Communications Karen Vahouny (703) 744-7809

NASDAQ PANEL GRANTS WORLD AIR HOLDINGS CONTINUED LISTING

PEACHTREE CITY, Ga. (Nov. 28, 2005) — World Air Holdings, Inc. (NASDAQ: WLDAE) announced today that a Nasdaq Listing Qualifications Panel has granted the company’s request for continued listing on the Nasdaq National Market. The company’s continued listing is subject to its filing by no later than Dec. 15, 2005 an amended quarterly report on Form 10-Q/A for the period ended June 30, 2005, after a complete review by the company’s auditors, and a quarterly report on Form 10-Q for the period ended Sept. 30, 2005.

Nasdaq had notified World Air Holdings on Sept. 29, 2005 that it was not in compliance because the company had not filed a required Form 8-K/A in connection with the acquisition of North American Airlines, Inc., and because the financial statements included in the company’s quarterly report on Form 10-Q for the period ended June 30, 2005 had not been fully reviewed by the company’s independent auditors, KPMG LLP.

World Air Holdings filed the Form 8-K/A on Oct. 20, 2005 and appeared at a hearing before the Nasdaq Listing Qualifications Panel on Nov. 3, 2005 to demonstrate compliance with Nasdaq requirements for the filing of an amended Form 10-Q/A for the quarter ended June 30, 2005 and the Form 10-Q for the quarter ended Sept. 30, 2005. The company was notified separately on Nov. 22, 2005, that its failure to file a Form 10-Q for the quarter ended Sept. 30, 2005 also constituted a violation of Nasdaq Marketplace Rule 4310(c)(14) and was a separate basis for potential delisting. The panel’s decision specifically included the 10-Q filing requirement for the quarter ended Sept. 30, 2005 and will not require additional response by the company.

World Air Holdings is working diligently to complete and file the necessary periodic reports to fully comply with the Nasdaq requirements and the terms of the panel’s decision. While the company believes that it will satisfy these requirements, there can be no assurance that it will be able to do so. The fifth character “E” indicating that the company is not current in filing will remain appended to its symbol until the company becomes compliant with all requirements for continued listing on the Nasdaq National Market.

World Air Holdings has three wholly owned subsidiaries, World Airways, Inc., North American Airlines, Inc., and World Risk Solutions, Ltd. World Airways is a charter passenger and cargo airline founded in 1948, North American is a charter passenger airline founded in 1989, and World Risk Solutions is an insurance subsidiary established in 2004. For further information, go to www.worldairholdings.com.

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